EXHIBIT 99.1

BUCYRUS INTERNATIONAL, INC.

ANNOUNCES SUMMARY UNAUDITED RESULTS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2005

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South Milwaukee, Wisconsin – February 16, 2006 - Bucyrus International, Inc. today announced its summary unaudited results for the three and twelve months ended December 31, 2005. The following includes the summary unaudited results for these periods. References to “Bucyrus” and the “Company” refer to Bucyrus International, Inc. and its consolidated subsidiaries.

	For the three months ended December 31,		For the twelve months
Dollars in thousands, except per share amounts	2005	2004	2005	2004

Consolidated Statements of Operations:
Sales	$172,126	$128,582	$575,042	$454,186
Cost of products sold	131,143	100,974	437,611	357,819

Gross profit	40,983	27,608	137,431	96,367
Selling, general and administrative expenses	15,977	11,551	54,354	53,050
Research and development expenses	2,832	1,715	7,225	5,619
Amortization of intangible assets	449	582	1,801	1,817

Operating earnings	21,725	13,760	74,051	35,881

Interest expense	1,225	1,202	4,865	11,547
Other expense - net	31	791	269	1,658
Loss on extinguishment of debt (1)	—	—	—	7,316

Earnings before income taxes	20,469	11,767	68,917	15,360

Income tax expense (benefit)	(964)	5,289	15,358	9,276

Net earnings	$21,433	$6,478	$53,559	$6,084

Net earnings per share:
Basic:
Net earnings per share	$1.05	$.32	$2.64	$.39

Weighted average shares	20,487,036	19,999,577	20,322,302	15,464,861

Diluted:
Net earnings per share	$1.03	$.31	$2.57	$.38

Weighted average shares	20,856,438	20,727,454	20,830,758	16,147,700

Other Financial Data:
EBITDA (2)	$25,134	$16,575	$87,582	$48,162
AIP management fee and expenses (3)	—	—	—	1,182
Non-cash stock compensation expense	45	45	180	10,076
Restructuring charges (severance)	197	169	521	370
Loss on sale of fixed assets	182	14	273	287
Secondary offering expenses	—	602	—	602

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(1)

Includes prepayment penalty and write-off of deferred financing costs related to the Company’s 9.75% Senior Notes which were retired upon completion of the Company’s initial public offering on July 28, 2004.

(2)

EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA, a measure used by management to measure liquidity and performance, is reconciled to net earnings and net cash provided by operating activities in the following table. The Company’s management believes EBITDA is useful to the investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is not a recognized term under generally accepted accounting principles (“GAAP”) and does not purport to be an alternative to net earnings as an indicator of operating performance or to net cash provided by operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The amounts shown for EBITDA as presented herein differ from the amounts calculated under the definition of EBITDA used in the Company’s debt instruments. The definition of EBITDA used in the Company’s debt instruments is further adjusted for certain cash and non-cash charges and is used to determine compliance with financial covenants and the Company’s ability to engage in certain activities such as incurring additional debt and making certain payments.

	For the three months ended December 31,		For the twelve months ended December 31,
Dollars in thousands	2005	2004	2005	2004

Net earnings	$21,433	$6,478	$53,559	$6,084
Interest income	(190)	(53)	(669)	(316)
Interest expense	1,225	1,202	4,865	11,547
Income tax expense (benefit)	(964)	5,289	15,358	9,276
Depreciation	2,926	2,833	11,681	11,061
Amortization	704	826	2,788	3,194
Loss on extinguishment of debt	—	—	—	7,316

EBITDA	25,134	16,575	87,582	48,162

Changes in assets and liabilities	11,649	(4,032)	(18,123)	(25,862)
Non-cash stock compensation expense	45	45	180	10,076
Loss on sale of fixed assets	182	14	273	287
Interest income	190	53	669	316
Interest expense	(1,225)	(1,202)	(4,865)	(11,547)
Income tax (expense) benefit	964	(5,289)	(15,358)	(9,276)
Secondary offering expenses	—	602	—	602

Net cash provided by operating activities	$36,939	$6,766	$50,358	$12,758

(3)

Excludes fees paid to American Industrial Partners (“AIP”) or its affiliates and advisors for services performed for the Company outside the scope of the management services agreement for the three and twelve months ended December 31, 2004 of $0 and $107,000, respectively. This management services agreement was terminated in July 2004.

Dollars in thousands	December 31, 2005	December 31, 2004

Consolidated Balance Sheets
Assets
Cash and cash equivalents	$12,451	$20,617
Receivables-net	155,547	90,802
Inventories	133,476	110,815
Deferred income taxes	18,363	9,607
Prepaid expenses and other	6,982	7,205

Total current assets	326,819	239,046

Goodwill	47,306	47,306
Intangible assets-net	34,565	36,935
Deferred income taxes	10,355	7,651
Other assets	8,767	8,191

	100,993	100,083

Property, plant and equipment - net	64,155	53,680

	$491,967	$392,809

Liabilities and Common Shareholders’ Investment
Accounts payable and accrued expenses	$106,747	$59,446
Liabilities to customers on uncompleted contracts and warranties	35,239	8,221
Income taxes	11,943	2,880
Current maturities of long-term debt and other short-term obligations	1,339	6,342

Total current liabilities	155,268	76,889

Dollars in thousands	December 31, 2005	December 31, 2004

Postretirement benefits	14,257	13,700
Pension and other	34,567	38,242

	48,824	51,942

Long-term debt	66,975	96,910

Common shareholders’ investment	220,900	167,068

	$491,967	$392,809

The results for the three months ended December 31, 2005 include an increase in sales of $43.5 million or 33.9% as compared to the three months ended December 31, 2004. New machine sales were $53.4 million, an increase of $6.9 million or 14.8% from $46.5 million for the three months ended December 31, 2004, and aftermarket parts and service sales were $118.7 million, an increase of $36.6 million or 44.7% from $82.1 million for the three months ended December 31, 2004. The results for the twelve months ended December 31, 2005 include an increase in sales of $120.8 million or 26.6% as compared to the twelve months ended December 31, 2004. New machine sales were $180.6 million, an increase of $47.8 million or 36.0% from $132.8 million for the twelve months ended December 31, 2004, and aftermarket parts and service sales were $394.4 million, an increase of $73.0 million or 22.7% from $321.4 million for the twelve months ended December 31, 2004. The increase in machine sales for the twelve months ended December 31, 2005 was primarily due to increased electric mining shovel sales and the recognition of sales on two draglines that were sold in 2004. The increase in aftermarket sales in 2005 reflects the Company’s continuing initiatives and strategies to capture additional market share as well as continued strong commodity prices. Aftermarket sales increased in both United States and international markets. The Company achieved operating earnings of $21.7 million for the three months ended December 31, 2005 and $74.1 million for the twelve months ended December 31, 2005. Operating earnings for the three and twelve month periods ended December 31, 2005 increased from 2004 primarily due to increased gross profit resulting from increased sales volume and higher gross margins on both machines and aftermarket sales. Operating earnings for the twelve months ended December 31, 2004 was reduced by non-cash stock compensation expense of $10.1 million.

Interest expense for the twelve months ended December 31, 2005 decreased $6.7 million compared to the prior year period. The decrease in interest expense was due to the refinancing that was effective upon completion of the Company’s initial public equity offering on July 28, 2004.

For the three months ended December 31, 2005, the Company recorded an income tax benefit of approximately $1.0 million. This amount includes a net income tax benefit of $7.0 million, which consists of $1.8 million of foreign tax expense related to a foreign dividend distribution and the recognition of an income tax benefit of approximately $8.8 million related to foreign tax credits. During the fourth quarter of 2005, the Company quantified the amount of previously unclaimed foreign tax credits which the Company now believes can be utilized in part by amending historical income tax returns. During 2006, the Company will continue to evaluate the potential to claim additional foreign tax credits originating from other jurisdictions and may record further income tax benefits at that time.

As of December 31, 2005, the Company’s total backlog was $658.6 million, $413.1 million of which was expected to be recognized within twelve months of such date. This represents an 11.6% and 19.9% increase from the September 30, 2005 total backlog of $590.2 million and twelve months backlog of $344.4 million, respectively, and a 51.0% and 78.4% increase from the December 31, 2004 total backlog of $436.3 million and twelve months backlog of $231.5 million, respectively. The increases from September 30, 2005 and December 31, 2004 were due to an increase in both new machine orders and aftermarket parts and services orders.

As of December 31, 2005, the Company had aggregate outstanding indebtedness of $68.3 million compared with $90.0 million at September 30, 2005 and $103.3 million at December 31, 2004. The Company had $63.5 million of borrowings under its revolving credit facility as of December 31, 2005 and cash and cash equivalents were $12.5 million as of that date.

The Company announced today that the Board of Directors elected Kenneth W. Krueger and Marc L. Staff as officers of the Company. Both will report to Mr. Tim Sullivan, President & CEO.

Kenneth W. Krueger joined Bucyrus as Executive Vice President. Mr. Krueger is responsible for all Bucyrus subsidiary operations. All Regional Vice Presidents and General Managers report to Mr. Krueger. Prior to joining Bucyrus, Mr. Krueger served as Senior Vice President & CFO of A.O. Smith Corporation and also held senior financial positions at Eaton and Rockwell Automation.

Marc L. Staff has assumed the position of Senior Vice President Marketing & Sales. Mr. Staff is responsible for Bucyrus’ machine and aftermarket sales and will help drive improvements in operational efficiency. Reporting to Mr. Staff are the Marketing, Machine Sales and Aftermarket Sales departments. Prior to joining Bucyrus, Mr. Staff served as Acting Vice President Sales & Marketing for McCloskey International Limited of Ontario and prior to that he served with Metso Minerals Industries, Inc. as President North & Central America.

On August 24, 2005, Bucyrus first announced its multi-phase expansion program at its South Milwaukee facility. Bucyrus has now decided that based upon the strong positive indicators in its core markets and continuing demand for its machine products and to serve our customers, it will continue its facilities expansion program to the next phase.

The initial phase of building the new Rawson Avenue facility began this past winter and is expected to be completed during the fourth quarter of 2006. It will provide 110,000 square feet of new space for welding and machining of large electric shovel components. The next phase, which has an approximate cost of $30 million, will expand the Rawson Avenue facility to over 350,000 square feet of welding, machining and outdoor hard-goods storage space. The Company has just started the next phase of expansion and expects to complete it in mid-2007.

Bucyrus is one of the world’s leading manufacturers of large-scale excavation equipment used in surface mining. Bucyrus machines are used throughout the world by customers mining copper, coal, oil sands, iron ore and other minerals. An important part of the Company’s business consists of aftermarket sales in support of its large installed base (almost $12.5 billion based on estimated replacement value) of machines which have service lives from fifteen to forty years.

Statements contained in this press release that are not based on current or historical fact are forward-looking in nature. Such forward-looking statements are based on current plans, estimates and expectations and are made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on known and unknown risks, assumptions, uncertainties and other factors. The factors that could adversely affect Bucyrus’ actual results and performance are discussed in Bucyrus’ Form 10-K for the year ended December 31, 2004 and subsequent reports filed with the Securities and Exchange Commission, which interested parties are urged to review. Bucyrus’ actual results, performance, or achievements may differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Bucyrus undertakes no obligation to publicly update or revise any forward-looking statements.

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